EXHIBIT 99.2


                                COMMITMENT LETTER

                       [Tracker Marine, L.L.C. Letterhead]

TMRC, L.L.P.
[address]

Re:      Warrant Exercise Price

Dear:

         In accordance with Section 2.1(b)(iii) of that certain Preferred Stock and Warrant Purchase Agreement by and between TMRC, L.L.P. ("Sub"), a 99% owned subsidiary of the undersigned, and Travis Boats & Motors, Inc. ("Travis") being entered into and delivered simultaneously herewith (the "Purchase Agreement"), the undersigned, Tracker Marine, L.L.C. ("Tracker") hereby confirms to Sub its firm, absolute and irrevocable obligation to contribute to the capital of Sub, immediately upon notice to Tracker, but in no case later than three (3) business days prior to the prepayment date set forth in the prepayment notice described in Sections 2.1(b)(iii) and 2.2 of the Purchase Agreement, the full amount of the exercise price of the Warrant (as defined in the Purchase Agreement) to be used by Sub solely for the purpose of exercising the Warrant. In addition, Tracker covenants that the ownership of Sub shall not change prior to the earlier of the Second Closing (as such term is defined in the Purchase Agreement) or the date the Purchase Agreement is terminated in accordance with its terms. Tracker further covenants that Tracker will use its best efforts to cause Sub to meet its obligations to exercise the Warrant in accordance with and pursuant to the Purchase Agreement.

         Tracker hereby acknowledges its understanding that, in entering into the Purchase Agreement with Sub, Travis is relying on Tracker's obligation to make the capital contribution and other covenants described in the preceding paragraph of this letter. Accordingly, to induce Travis to enter into the Purchase Agreement with Sub, Tracker agrees that such obligation and covenants are also for the benefit of Travis and Travis shall be entitled to rely upon them as though made directly to Travis.

                                   Sincerely,


                                   Tracker Marine, L.L.C.



cc:      Mr. Mark Walton
         Travis Boats and Motors, Inc.